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                                                                     EXHIBIT 11


                       SCIENTIFIC GAMES HOLDINGS CORP.
                       COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)



                                                                       Three-month period         Six-month period
                                                                          ended June 30,            ended June 30,
                                                                         1996       1995          1996         1995
 Net earnings  . . . . . . . . . . . . . . . . . . . . . . . .         $ 5,809    $ 5,519       $ 7,320      $10,604

 Weighted average Common stock outstanding . . . . . . . . . .          13,066     12,912        13,066       12,912

 Effect of Common stock equivalents (stock
          options), at average market price  . . . . . . . . .             659        655           668          645
                                                                       -------    -------       -------      -------

                  Total  . . . . . . . . . . . . . . . . . . .          13,725     13,567        13,734       13,557
                                                                       =======    =======       =======      =======

 Net earnings per common share . . . . . . . . . . . . . . . .         $  0.42    $  0.41       $  0.53      $  0.78
                                                                       =======    =======       =======      =======





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